                                                                    Exhibit (11)
                        PHH CORPORATION AND SUBSIDIARIES
               INFORMATION USED IN THE COMPUTATION OF PRIMARY AND
                        FULLY-DILUTED EARNINGS PER SHARE
               FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993

                                                                  1995             1994             1993
Net income -- as reported                                    $    71,662,000  $    64,558,000  $    56,417,000
Weighted average number of shares outstanding                     17,075,794       17,371,314       17,005,592
Give effect to the exercise of dilutive options determined
  under the treasury stock method                                    135,804          342,200          307,379
Number of shares used in the computation of primary
  earnings per share                                              17,211,598       17,713,514       17,312,971
Reflect the quarter-end market price when greater than the
  average market price during the respective quarter                  41,245           27,520           43,853
Number of shares used in the computation of fully diluted
  earnings per share                                              17,252,843       17,741,034       17,356,824
AMOUNTS PER SHARE:
  Primary                                                    $          4.16  $          3.64  $          3.26
  Assuming full dilution                                     $          4.15  $          3.64  $          3.25